SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                            (Amendment No.____)

Filed by the Registrant   [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to 240.1a-11(c) or 240.1a-12

                          LUBY'S CAFETERIAS, INC.
             (Name of Registrant as Specified in its Charter)

                          LUBY'S CAFETERIAS, INC.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

       1)  Title of each class of securities to which transaction applies:

       2)  Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;*

       4)  Proposed maximum aggregate value of transaction:

           *Set forth amount on which the filing is calculated and state how it was determined.

[ ] Check box if any part of the filing fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount previously paid:

       2)  Form, Schedule or Registration Statement No.:

       3)  Filing Party:

       4)  Date Filed:







December 1, 1995







Dear Shareholders:

You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Luby's Cafeterias, Inc. to be held on Friday, January 12, 1996, at 10:00 a.m., at the San Antonio Airport Hilton, 611 Northwest Loop 410, San Antonio, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the notice and proxy statement following this letter.

We hope as many of you as possible will attend the meeting in person. Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign, and mail the enclosed proxy in the envelope provided.

Sincerely,


JOHN B. LAHOURCADE
_____________________
John B. Lahourcade
Chairman of the Board


RALPH ERBEN
_____________________
Ralph Erben
President and
Chief Executive Officer

                          LUBY'S CAFETERIAS, INC.

                          2211 Northeast Loop 410
                              P. O. Box 33069
                      San Antonio, Texas   78265-3069


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD JANUARY 12, 1996


To the Shareholders of
  LUBY'S CAFETERIAS, INC.

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders of Luby's Cafeterias, Inc., a Delaware corporation, will be held at the San Antonio Airport Hilton, 611 Northwest Loop 410, San Antonio, Texas, on Friday, January 12, 1996, at 10:00 a.m., local time, for the following purposes:

     (1) To elect three directors to serve until the 1999 Annual Meeting of Shareholders;

     (2)  To approve the appointment of auditors for the 1996 fiscal year; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with the Bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at November 15, 1995. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     A complete list of shareholders entitled to vote at the meeting will be on file at the Company's corporate office at 2211 Northeast Loop 410, San Antonio, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

     Shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly. A return envelope is enclosed for that purpose.

                                   LUBY'S CAFETERIAS, INC.

                                   James R. Hale
                                   Secretary
Dated:  December 1, 1995

                          LUBY'S CAFETERIAS, INC.
                          2211 Northeast Loop 410
                              P. O. Box 33069
                      San Antonio, Texas  78265-3069

                              PROXY STATEMENT



     The accompanying proxy is solicited by the Board of Directors of Luby's Cafeterias, Inc., a Delaware corporation (the "Company"), to be voted at the 1996 Annual Meeting of Shareholders on January 12, 1996, or at any adjournment thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about December 1, 1995.

                                THE COMPANY

     The Company is a Delaware corporation and was formerly a wholly-owned subsidiary of Luby's Cafeterias, Inc., a Texas corporation ("Luby's Texas"). On December 31, 1991, Luby's Texas was merged with and into the Company for the purpose of reincorporating in Delaware. Unless the context indicates otherwise, the word "Company" as used herein includes Luby's Texas as predecessor.

                            VOTING AND PROXIES

     Only holders of record of common stock of the Company as of the close of business on November 15, 1995, will be entitled to vote at the meeting. There were 23,334,503 shares of common stock outstanding on the record date, exclusive of 4,068,564 treasury shares. Each share of common stock outstanding is entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.

     All shares represented by proxies will be voted in accordance with the shareholders' directions. If the proxy card is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. Any shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company, by submitting a later-dated proxy, or by attending the meeting and voting in person.

     The election of nominees for director requires a plurality of the votes cast. Approval of the appointment of auditors requires the affirmative vote of a majority of the shares present at the meeting in person and by proxy. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. Broker nonvotes and abstentions will not be included in determining the number of votes cast on any matter.

                           ELECTION OF DIRECTORS

     The Bylaws of the Company provide for a Board of Directors divided into three classes, as nearly equal in number as possible, with the members of each class to serve three-year terms. The directors whose terms expire at the 1996 Annual Meeting of Shareholders who have been nominated by the Board of Directors for reelection to serve until the 1999 Annual Meeting of Shareholders and until their successors are duly elected and qualified are David B. Daviss, Roger R. Hemminghaus, and William E. Robson. The Board of Directors recommends a vote FOR such nominees.

     The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the above mentioned nominees for election as directors, unless otherwise specified. Such nominees have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, the persons named as proxies may vote for another person in the place of such nominee according to their best judgment in the interest of the Company.

     The following information is furnished with respect to each of the nominees and for each of the other seven directors whose terms will continue after the meeting. Such information includes all positions with the Company and principal occupations during the last five years.

Nominees for Election to Terms Expiring in 1999

     DAVID B. DAVISS is an investor.  Prior to 1991 he was Executive Vice
           President-Chief Operating Officer and a director of La Quinta Motor Inns, Inc. He is an advisory director of Austin Trust Company. He is 59 and has been a director of the Company since 1984 and is Chairman of the Audit Committee.

     ROGER R. HEMMINGHAUS is Chairman of the Board, President, Chief Executive
           Officer, and a director of Diamond Shamrock, Inc. He is also Deputy Chairman of the Federal Reserve Bank, Eleventh District, and a director of Southwestern Public Service Company. He is 59 and has been a director of the Company since 1989 and is a member of the Compensation Committee.

     WILLIAM E. ROBSON is Executive Vice President-Operations of the Company.
           He was Senior Vice President-Operations from 1992 to 1995 and was Senior Vice President-Operations Development from 1988 to 1992. He is 54 and has been a director of the Company since 1993 and an officer since 1982.

Incumbent Directors Whose Terms Expire in 1997

     JOHN E. CURTIS, JR. is Executive Vice President and Chief Financial
          Officer of the Company. He was Senior Vice President and Chief Financial Officer from 1988 to 1995 and was Treasurer from 1990 to 1995. He is 48 and has been a director of the Company since 1991 and an officer since 1982.

     RALPH ERBEN is President and Chief Executive Officer of the Company and a member of the Executive Committee. He was Chief Operating Officer of the Company from 1988 to 1990, when he was elected Chief Executive Officer. He is 64 and has been a director of the Company since 1985 and an officer since 1978.

     WALTER J. SALMON is Stanley Roth, Sr. Professor of Retailing, Senior
          Associate Dean, and Director of External Relations, Harvard Graduate School of Business Administration. He is 65 and has been a director of the Company since 1979 and is Chairman of the Compensation Committee. He is a director of Circuit City Stores, Inc., The Neiman Marcus Group, Hannaford Bros. Co., Harrah's Entertainment, Inc., The Quaker Oats Company, and Tufts Associated Health Plans, Inc.

     JOANNE WINIK is President, General Manager, and a director of KLRN-TV,
          San Antonio's Pubic Broadcasting Service affiliate. She is also a director of Southern Educational Communications Association. She is 55 and has been a director of the Company since 1993 and is a member of the Audit Committee.

Incumbent Directors Whose Terms Expire in 1998

     LAURO F. CAVAZOS is Adjunct Professor of Community Health, Tufts
          University School of Medicine (since 1992), Acting Chair of Community Health, Tufts University School of Medicine (since 1994), and a management and education consultant (since 1991). He was U.S. Secretary of Education from 1988 to 1990. He is 68 and has been a director of the Company since 1993 and is a member of the Audit Committee. He is a director of Diamond Shamrock, Inc. and New England Education Loan Marketing Corporation.

     JOHN B. LAHOURCADE is Chairman of the Board of the Company and Chairman of the Executive Committee. He was Chief Executive Officer of the Company from 1984 to 1990. He is 71 and has been a director of the Company since 1970 and an officer of the Company since 1969.

     GEORGE H. WENGLEIN is an investor and one of the founders of the Company. He is a member of the Compensation Committee and a member of the Executive Committee. He has been employed by the Company as a consultant since 1988. He is 78 and has been a director of the Company since 1959.

          INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Meetings and Compensation of Directors

     During the fiscal year ended August 31, 1995, the Board of Directors held six meetings. Each director who is not an officer of the Company is paid $3,000 for each meeting of the Board of Directors which he or she attends plus $12,000 per year for his or her services as a director. In addition, each director who is not an officer of the Company is paid $1,000 for each meeting of any committee of the Board which he or she attends, except that the Chairman of the Audit Committee is paid $1,200 for each meeting of the Audit Committee which he attends.

Nonemployee Director Stock Options

     On January 13, 1995, the shareholders of the Company approved the Nonemployee Director Stock Option Plan (the Nonemployee Director Plan) under which nonemployee directors are periodically granted nonqualified options to purchase shares of the Company s common stock at an option price equal to 100% of fair market value on the date of grant. Each option terminates upon the expiration of ten years from the date of grant or one year after the optionee ceases to be a director, whichever first occurs. An option may not be exercised prior to the expiration of five years from the date of grant, subject to certain exceptions specified in the Nonemployee Director Plan.

     Pursuant to the provisions of the Nonemployee Director Plan, options were granted to nonemployee directors on January 13, 1995, for the following number of option shares at an option price of $22.75 per share: Lauro F. Cavazos - 5,000 shares; David B. Daviss - 1,666 shares; Roger R. Hemminghaus - 1,666 shares; Walter J. Salmon - 3,333 shares; and Joanne Winik - 3,333 shares.

Audit Committee

     The Audit Committee of the Board of Directors, which currently consists of David B. Daviss, Lauro F. Cavazos, and Joanne Winik, met three times during the 1995 fiscal year. The functions of the Audit Committee are to review the qualifications and independence of the independent auditors; to recommend the appointment of the independent auditors; to approve the assignment of new audit partners; to review the scope of the annual audit and the annual audit process; to review the annual audited financial statements; to review the annual reporting process; to review internal audit, accounting, data processing, financial functions, and personnel; to review accounting and data processing controls and procedures; to review legal matters that may have a significant effect on the financial statements; to review the internal audit function; to provide regular opportunities for the director of internal audit and management to meet privately with the Audit Committee; to review the Company's policies on standards of conduct; and to report the activities of the Audit Committee to the Board of Directors on a regular basis.

Compensation Committee

     The Compensation Committee of the Board of Directors currently consists of Walter J. Salmon, Roger R. Hemminghaus, and George H. Wenglein. The Compensation Committee met four times during the 1995 fiscal year. The functions of the Compensation Committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The Compensation Committee also administers those employee benefit plans of the Company which provide for administration by a Board committee.

Compensation Committee Interlocks and Insider Participation

     George H. Wenglein, a member of the Compensation Committee, is a former officer of the Company and is employed by the Company as a consultant at a salary of $10,417 per month under a contract which expires in 1998. During fiscal 1995, income tax services were provided at the Company's expense for Mr. Wenglein in the amount of $3,000.

Nominating Committee

     The Board of Directors does not have a standing nominating committee or a committee performing similar functions.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     An architectural firm in which Paul A. Hesson is a principal regularly renders architectural services for the Company. Mr. Hesson is the father-in-law of John E. Curtis, Jr., Executive Vice President and Chief Financial Officer of the Company and a member of the Board of Directors. For the fiscal year ended August 31, 1995, architectural fees paid to Mr. Hesson's firm by the Company amounted to approximately $889,000. In the opinion of the Company, such fees are comparable to those paid by the Company to other architectural firms for similar services.

     James R. Hale, Secretary of the Company, is a member of the law firm of Cauthorn Hale Hornberger Fuller Sheehan & Becker Incorporated. The firm performs legal services for the Company on a regular basis. For services rendered during the fiscal year ended August 31, 1995, the Company paid such firm approximately $439,000. In the opinion of the Company, such fees are comparable to those charged by other law firms for similar services.

             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the year ended August 31, 1995, all Section 16(a) filing requirements were satisfied.

                          PRINCIPAL SHAREHOLDERS

     To the knowledge of the Company, no person owned beneficially as of November 15, 1995, more than five percent of the outstanding common stock of the Company.

                          MANAGEMENT SHAREHOLDERS

     According to information furnished by the persons concerned, each director, each nominee for director, and all directors and officers of the Company as a group, owned beneficially the indicated number and percentage of outstanding shares of common stock of the Company as of November 15, 1995:

Name of Individual or         Shares Beneficially Owned            Percent
Identity of Group             as of November 15, 1995(1)           of Class

Lauro F. Cavazos (2)                    650                          ---%
John E. Curtis, Jr. (3)              37,218                         0.16%
David B. Daviss (4)                   3,037                         0.01%
Ralph Erben (5)                     181,080                         0.77%
Roger R. Hemminghaus                  3,400                         0.01%
John B. Lahourcade (6)              203,305                         0.87%
William E. Robson  (7)               37,446                         0.16%
Walter J. Salmon (8)                  2,255                         0.01%
George H. Wenglein                  750,000                         3.21%
Joanne Winik                            450                          ---%
All directors and officers of
the Company, as a group (9)       1,944,077                         8.24%

   (1) Except as indicated in the following notes, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares.

   (2) The shares shown for Dr. Cavazos are held jointly with his wife.

   (3) The shares shown for Mr. Curtis include 602 shares held for his benefit in the Company's Dividend Reinvestment Plan and 26,150 shares which he has the right to acquire within 60 days under the Company's employee benefit plans.

   (4) The shares shown for Mr. Daviss are held for his benefit in a custodial account.

   (5) The shares shown for Mr. Erben include 42,350 shares which he has the right to acquire within 60 days under the Company's employee benefit plans and 26,815 shares which he holds as trustee for himself and his children.

   (6) The shares shown for Mr. Lahourcade include 1,125 shares held jointly with his wife.

   (7) The shares shown for Mr. Robson include 36 shares held jointly with his wife, 64 shares held jointly with his son, 866 shares held for his benefit in an Individual Retirement Account, 30 shares held by his wife, 15 shares held by his wife as trustee for his grandchildren, 943 shares held for his benefit in the Company's Dividend Reinvestment Plan, and 26,150 shares which he has the right to acquire within 60 days under the Company's employee benefit plans.

   (8) The shares shown for Dr. Salmon are held for his benefit in an Individual Retirement Account.

   (9) The shares shown for all directors and officers as a group include 245,216 shares which they have the right to acquire within 60 days under the Company's employee benefit plans.

                          EXECUTIVE COMPENSATION

     The table below contains information concerning annual and long-term compensation of the chief executive officer and the other four most highly compensated executive officers (the "Named Officers") for services in all capacities to the Company for the fiscal years ended August 31, 1995, 1994, and 1993:

                                Summary Compensation Table
                                                               Long-Term Compensation
              Annual Compensation                            Awards           Payouts
_____________________________________________________ _______________________________
                                              Other                Securities            All
                                              Annual                Under-              Other
                                              Compen-  Restricted   lying      LTIP    Compen-
Name and            Fiscal                    sation     Stock      Options/  Payouts  sation
Principal Position   Year   Salary  Bonus(1)   (2)       Awards     SARs(3)     (4)      (5)
__________________  ______  ______  ________  _______  __________  __________ _______  _______

Ralph Erben          1995  $340,000 $   ----    $0         $0        4,500    $65,629  $32,027
 President and       1994   330,000  148,500     0          0        4,500       ----   18,681
 Chief Executive     1993   315,000  148,500     0          0        5,700       ----   18,839
 Officer

John B. Lahourcade   1995   212,500     ----     0          0         ----       ----   14,096
 Chairman of         1994   225,000     ----     0          0         ----       ----    2,380
 the Board           1993   237,500     ----     0          0         ----       ----    4,020

John E. Curtis, Jr.  1995   240,000     ----     0          0        2,100     32,815   14,096
 Executive Vice      1994   230,000    69,000    0          0        2,100       ----    2,380
 President and       1993   225,000    69,000    0          0        2,800       ----    4,020
 Chief Financial
 Officer

William E. Robson    1995   240,000      ----    0          0        2,100     32,815   19,308
 Executive Vice      1994   230,000    69,000    0          0        2,100       ----    7,118
 President-          1993   221,500    69,000    0          0        2,800       ----    8,327
 Operations

Jimmy W. Woliver     1995   182,500      ----    0          0        1,250     10,938   14,096
 Vice  President-    1994   180,000    33,750    0          0        1,250       ----    2,380
 Operations          1993   175,000    33,750    0          0        1,800       ----    4,020

(1)  Reflects incentive-based cash bonuses awarded under the Company's Incentive Bonus Plan.
     Awards are stated as compensation in the year with respect to which the award was earned, even if actually paid in the following year.

(2)  Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation does not exceed the lesser of
     $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer.

(3)  The Company has not issued any stock appreciation rights to the Named Officers.

(4)  The amounts paid out in fiscal 1995 under the Company s Performance Unit Plan relate to the three-year performance cycle ended August 31, 1994.  No amounts were paid out under the Company's Performance Unit Plan in fiscal years 1993-1994.

(5)  Includes contributions under the Profit Sharing Plan of $14,096, $2,380, and $4,020 per
     Named Officer for 1995, 1994, and 1993, respectively.  Remaining amounts for Messrs. Erben and Robson are for amounts accrued under deferred compensation agreements.

  The following table reports the grant of stock options and stock appreciation rights ("SARs") to the Named Officers during fiscal 1995.
Options were granted under the Company's Management Incentive Stock Plan. The Company has not granted SARs to any of the Named Officers.

                       Option/SAR Grants in Last Fiscal Year
                                                                     Potential Realizable Value
                                                                     at Assumed Annual Rates of
                                                                      Stock Price Appreciation
                          Individual Grants                              for Option Term(3)
____________________________________________________________________  _________________________
                   Number of      % of Total
                   Securities    Options/SARs      Exercise
                   Underlying     Granted to       or Base   Expira-
                  Options/SARs    Employees in      price     tion
                   Granted(1)     Fiscal Year(2)   ($/sh)     Date       5%($)       10%($)
____________________________________________________________________  _________________________

Ralph Erben           4,500          3.31%         $23.75  10-9-2000   $36,348      $82,461

John B. Lahourcade    -----         -----           -----      -----     -----        -----

John E. Curtis, Jr.   2,100          1.54%          23.75  10-9-2000    16,962       38,482

William E. Robson     2,100          1.54%          23.75  10-9-2000    16,962       38,482

Jimmy W. Woliver      1,250           .92%          23.75  10-9-2000    10,097       22,906

(1)  Options were granted at fair market value of the common stock on the date of grant.
     Options may not be exercised during the first 12 months following the date of grant.

(2)  Based upon a total of 136,100 options granted to employees in fiscal 1995.

(3)  The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and should not be considered as a forecast of future stock prices.

     The table below reports exercises of stock options and SARs by the Named Officers during fiscal 1995 and the value of their unexercised stock options and SARs as of August 31, 1995. The stock options were granted under the Company's Management Incentive Stock Plan. The Company has not granted SARs to any of the Named Officers.

                Aggregated Option/SAR Exercises in Last Fiscal Year
                           and FY-End Option/SAR Values

                                                   Number of            Value of
                                            Securities Underlying     Unexercised
                                                  Unexercised        In-the-Money
                                                 Options/SARs at    Options/SARs at
                     Shares                         FY-End              FY-End(1)
                     Acquired on    Value         Exercisable/        Exercisable/
Name                 Exercise      Realized      Unexercisable       Unexercisable
__________________________________________________________________________________________

Ralph Erben            3,975       $30,131       39,400/10,000       $106,178/$6,906

John B. Lahourcade     6,000        40,980               -----                 -----

John E. Curtis, Jr.    1,875        12,103        23,688/5,650          61,312/5,313

William E. Robson      -----         -----        21,550/5,650          53,925/5,313

Jimmy W. Woliver       -----         -----         3,525/3,875           7,288/4,250

(1)  The value of unexercised options is based on a price of $19.875 per common share at
     August 31, 1995.

     The following table reports performance units granted to the Named Officers during fiscal 1995 under the Company's Performance Unit Plan and the Company's Management Incentive Stock Plan:

              Long-Term Incentive Plans - Awards in Last Fiscal Year
                                            Performance
                                             or Other          Estimated Future Payouts Under
                          Number of         Period Until         Non-Stock Price Based Plans
                        Shares, Units,       Maturation     __________________________________
Name                    or Other Rights      or Payout        Threshold    Target     Maximum
___________________     _______________    _____________     __________  ________    _________

Ralph Erben                4,400              1995-97          $48,202    $96,404    $144,606

John B. Lahourcade         -----                -----            -----      -----       -----

John E. Curtis, Jr.        2,100              1995-97           23,000     46,011      69,017

William E. Robson          2,100              1995-97           23,006     46,011      69,017

Jimmy W. Woliver             900              1995-97            9,860     19,719      29,579

     The performance units described in the above table were granted in October 1994, for the three-year performance cycle ending August 31, 1997. At the end of the performance cycle, performance awards are made in cash or in shares of common stock, or both, based upon the attainment by the Company of certain performance goals during the three-year cycle. Each performance unit is assigned a performance factor, which is a percentage (not exceeding 150%) resulting from achievement of the performance goals established at the date of grant. Each performance unit is assigned a payment value, which is a dollar amount determined by multiplying the performance factor by the average market price of the common stock of the Company on 20 trading days immediately preceding the end of the performance cycle. If the performance goals are not achieved, a lesser performance factor is assigned (not below 50%), with no future payouts if achievement is below 80% of goal - "Threshold." The values included in the above table assume a 5% annual growth rate in the price of the Company's common stock subsequent to August 31, 1995; however, this assumption should not be considered as a forecast of future stock prices.

                           DEFERRED COMPENSATION

     The Company has deferred compensation agreements with several officers and former officers of the Company. Under the agreements, the Company is obligated to provide annual benefits for each such officer or his beneficiaries during a period of ten years after his death, disability, or retirement. The agreements are unfunded, but the Company has purchased life insurance as a means of partially offsetting the cost of such benefits. The estimated annual benefits payable upon retirement at normal retirement age for each of the Named Officers are as follows: Ralph Erben, $32,100; John B. Lahourcade, $43,400; John E. Curtis, Jr., $0; William E. Robson, $24,200;
and Jimmy W. Woliver, $0.

     On October 27, 1994, the Board of Directors adopted a Nonemployee Director Deferred Compensation Plan, which became effective January 1, 1995. Such plan permits nonemployee directors to defer all or a portion of their directors' fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company's obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

                       COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") presents the following report on executive compensation. The report describes the Company's executive compensation programs and the bases on which the Committee made compensation decisions for fiscal 1995 with respect to the Company's executive officers, including those named in the compensation tables.

Compensation Objectives

     The Committee conducts an annual review of the Company's executive compensation program. The objectives of the executive compensation program include the following:

       To offer fair and competitive base salaries consistent with the Company's position in the food service industry;

       To reward executives for corporate and individual performance through an annual incentive bonus program;

       To encourage future performance through the use of long-term incentives such as stock options and performance units; and

       To encourage executives to acquire and retain ownership of the Company's common stock.

     The Company's executive compensation program is designed to enable the Company to attract, retain, and motivate the highest quality of management talent. To achieve that objective, the Committee has developed a compensation program which combines annual base salaries with annual and long-term incentives tied to corporate performance and to increases in shareholder value.

Annual Base Salaries

  The Committee annually establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to approval by the Board of Directors. In setting base salaries, the Committee takes into account several factors, including the executive's experience, responsibilities, management abilities, and job performance, as well as performance of the Company as a whole and competitive compensation data.

Annual Incentive Bonuses

     The Company's annual incentive bonus plan for executive officers and other key personnel directly links annual cash incentive payments to the attainment of predetermined earnings per share goals established by the Committee and approved by the Board of Directors. Eligible executives are assigned threshold, target, and maximum bonus levels as a percentage of base salary, based upon increase in earnings per share over the prior year.

  For fiscal 1995, the incentive compensation targets for executive officers ranged from 10% to 30% of base salary if targeted earnings per share were attained, with maximums ranging from 15% to 45% of base salary. As a result of the 6.9% increase in earnings per share for fiscal 1995 over fiscal 1994, no cash incentive bonuses were paid to executive officers for fiscal 1995.

Stock Options

     The Committee normally grants incentive stock options annually to eligible executive officers and other key employees. The options, which are granted at 100% of market price on the date of grant, are usually for six-year terms exercisable 50% after one year and 100% after two years. The number of option shares granted each year is normally determined by a formula based upon the executive's base salary and the market price of the common stock. The number of option shares granted will vary based upon position level, with the more senior officers receiving larger grants. The number of option shares held by an executive is not considered in determining stock option awards.

Performance Units

     The Committee (with the approval of the Board of Directors) normally grants performance units annually to eligible executive officers and other key employees based upon attainment by the Company of predetermined earnings per share goals over a performance cycle of three consecutive years. The goals are established by the Committee and approved by the Board of Directors.

     During fiscal 1995, performance awards were granted to eligible executive officers for the three-year performance cycle ending August 31, 1997. The number of performance units granted is normally determined by a formula based upon the executive's base salary and the market price of the common stock. Performance units are payable at the end of each performance cycle in cash or shares of common stock, or both, if the performance goals for the cycle are attained. Performance unit payments were paid in November 1995 for the three-year performance cycle which ended August 31, 1995, amounting to $372,067.

Compensation of Chief Executive Officer

     During the period March 1, 1993, through February 28, 1995, Mr. Erben's base salary was $330,000 per year. The Company's net income for fiscal 1994 increased 11% over fiscal 1993 and net income per share was up 15%. On the basis of that performance, and on the basis of competitive market data provided by an independent consultant, the Committee recommended (and the Board approved) an increase in Mr. Erben's annual base salary to $350,000, effective March 1, 1995. His annual base salary has not been increased since that date.

     Mr. Erben was granted an incentive stock option on October 10, 1994, for 4,500 shares under the incentive stock plan. The number of shares was determined in accordance with the formula discussed above. During fiscal 1995, Mr. Erben exercised an option for 3,975 shares granted to him in 1988 under the Company's employee stock option plan.

     On October 10, 1994, Mr. Erben was granted 4,400 performance units under the Company's management incentive stock plan for the three-year performance cycle ending August 31, 1997. The number of units was determined in accordance with the formula discussed above. Mr. Erben received a performance unit payment for the three-year performance cycle which ended August 31, 1995, having a payment value of $119,146.

Members of the Committee:
                        Walter J. Salmon, Chairman
                           Roger R. Hemminghaus
                            George H. Wenglein

                             PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's common stock for the five fiscal years ended August 31, 1995, with the cumulative total return on the S&P 500 Index, the S&P Restaurant Industry Index, and an industry peer group index. The peer group index is comprised of Buffets, Inc.; Hometown Buffet, Inc.; Luby's Cafeterias, Inc.; Morrison Restaurants Inc.; Perkins Family Restaurants, L.P.; Piccadilly Cafeterias, Inc.; Ryan's Family Steak Houses, Inc.; Shoney's, Inc.; and Sizzler International, Inc. These companies are multiunit family restaurant operators in the mid-price range, with similar stock market capitalization. Although the Company is one of the six companies in the S&P Restaurant Industry Index, this index is significantly impacted by McDonald's Corporation, which comprises approximately 85% of the market capitalization of this group.

     The cumulative total shareholder return computations set forth in the performance graph assume the investment of $100 in the Company's common stock, the S&P 500 Index, the S&P Restaurant Index, and the peer group index on September 1, 1990, and reinvestment of all dividends.

     The performance graph has been omitted in the EDGAR filing. A table of the graph's data points is shown below.

                     FIVE-YEAR CUMULATIVE TOTAL RETURN

                                               Years Ended August 31,
                            ________________________________________________
                            1990     1991     1992     1993    1994    1995

Luby's Cafeterias, Inc.     $100       97       87      144     135     118
Peer Group                  $100      134      136      170     150     127
S&P 500                     $100      127      137      158     166     202
S&P Restaurants             $100      121      153      195     202     256

                          APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to audit the accounts of the Company for the 1996 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The Board recommends that the shareholders vote FOR approval of the appointment of Ernst & Young LLP. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval.

               SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received in writing by the Company at its corporate office no later than August 5, 1996. The Company's corporate office is located at 2211 Northeast Loop 410, P. O. Box 33069, San Antonio, Texas 78265-3069.

                            PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The transfer agent and registrar for the Company's common stock, American Stock Transfer & Trust Company, as part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.

     The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company reimburses such persons for their reasonable expenses.

                               OTHER MATTERS

     No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

                                LUBY'S CAFETERIAS, INC.

                                JAMES R. HALE
                                _________________________
                                James R. Hale, Secretary

Dated:  December 1, 1995

                              LUBY'S CAFETERIAS, INC.
                   c/o American Stock Transfer & Trust Company
                    40 Wall Street, New York, New York 10005

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ralph Erben, John B. Lahourcade, and George H. Wenglein, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Luby's Cafeterias, Inc. held on record by the undersigned on November 15, 1995, at the Annual Meeting of Shareholders to be held on January 12, 1996, or any adjournment thereof.

Election of Directors, Nominees:
     David B. Daviss, Roger R. Hemminghaus, William E. Robson

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals 1 and 2. Please mark, sign, date, and return the proxy card promptly, using the enclosed envelope.

[X] Please mark your votes as in this example.

1.   Election of Directors
     [ ] FOR  [ ] WITHHELD

     For, except vote withheld from the following nominee(s):
     ________________________________

2. Proposal to approve the appointment of Ernst & Young LLP as the independent public accountants of the corporation.
     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

SIGNATURE(S)_________________________________________DATE_________________

SIGNATURE(S)_________________________________________DATE_________________

NOTE: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.